Exhibit 99.1

FOR IMMEDIATE RELEASE

Prologis Lists Japanese Real Estate Investment Trust on Tokyo Stock Exchange

- Nippon Prologis REIT, Inc. (NPR) commenced trading on February 14 -

- Contributed 12 Class-A properties for approximately JPY 173 billion ($1.9 billion) -

SAN FRANCISCO (Feb. 15, 2013) – Prologis, Inc. (NYSE: PLD), the leading global owner, operator and developer of industrial real estate, announced that Nippon Prologis REIT, Inc. (NPR) – a Japanese real estate investment trust – has successfully completed its initial public offering in Japan. Prologis executives participated in a ceremonial bell ringing at the Tokyo Stock Exchange during the first day of trading for NPR.

NPR completed an IPO of 182,350 units, comprised of a domestic offering of 109,410 units (60 percent of units outstanding) and an international placement of 72,940 units (40 percent of units outstanding). Prologis will retain at least a 15 percent ownership interest in NPR.

“We are very pleased with the exceptionally strong interest in NPR’s initial public offering, which highlights the quality of our industry-leading team and portfolio,” said Hamid Moghadam, chairman and CEO, Prologis. “NPR provides investors with a unique investment opportunity and further positions Prologis for sustained growth in Japan.”

Prologis contributed 12 Class-A properties in Japan to NPR (3283:Tokyo Stock Exchange) for initial consideration of approximately JPY 173 billion ($1.9 billion). Inclusive of NPR’s concurrent borrowings, net cash proceeds to Prologis from the sale were JPY 153 billion ($1.7 billion), before the greenshoe option. Prologis intends to use the proceeds primarily for the repayment of debt and future investment in Japan.

NPR has exclusive negotiation rights for eight additional properties owned by Prologis, and will receive pipeline, operational and personnel assistance under a sponsor support agreement. In addition, wholly owned subsidiaries of Prologis will serve as NPR’s property and asset managers.

This announcement is not an offer of securities for sale in the United States or any other jurisdiction. Securities may not be offered or sold in the United States unless they are registered or exempt from registration.

About Prologis

Prologis, Inc. is the leading global provider and operator of logistics infrastructure, focused on global and regional markets across the Americas, Europe and Asia. As of Dec. 31, 2012, Prologis owned or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 554 million square feet (51.5 million square meters) in 21 countries. The company leases modern distribution facilities to more than 4,500 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises.

Media Contacts

Tracy Ward, Tel: +1 415 733 9565, tward@prologis.com, San Francisco

Atle Erlingsson, Tel: +1 415 733 9495, aerlingsson@prologis.com, San Francisco

www.prologis.com